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                                                                    EXHIBIT 99.1

                       [Letterhead of CII Technologies]


FOR IMMEDIATE RELEASE

FOR MORE INFORMATION, CONTACT:
Jeff Huggins, APR
Thomas C. Porter & Associates
(515) 221-4900


                      CII TECHNOLOGIES SUBSIDIARY ACQUIRES
                             GENICOM RELAY DIVISION


FAIRVIEW, N.C. - Dec. 5, 1997 - CII Technologies has announced that is wholly owned subsidiary Communications Instruments, Inc. (CII) has acquired the high performance relay division of Genicom Corporation of Waynesboro, Va. Genicom's high performance relay division will be consolidated into CII Technologies' Communications Instruments, Inc. division. Financial details of the transaction were not released.

     "CII Technologies has made several acquisitions in recent years, supporting its strategy of increasing market share in the worldwide high performance relay market," said Ramzi Dabbagh, chairman and chief executive officer of CII Technologies.

     CII Technologies officials do not anticipate any interruptions in service to former Genicom customers. "Genicom's manufacturing operation, along with its support functions including engineering, quality assurance and customer service, will remain at Genicom's current location," said Dabbagh. "Any orders that have been placed with Genicom will be fulfilled completely and accurately without delay."


                                   - more -

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CII Technologies acquires Genicom's high performance relay division, page 2

     CII Technologies is a worldwide leader in high performance switching technology with more than 750 different types of electromechanical relays, electronic relays and solenoid products with operating facilities in Fairview, N.C.; Asheville, N.C.; Santa Barbara, Calif.; Mansfield, Ohio; Juarez, Mexico; and Cochin, India. The company makes various styles of relays and contractors which have current switching capabilities ranging from micro-amperes to 2000 amperes for commercial, industrial, military and aerospace applications.

     CII Technologies' corporate headquarters is located in Fairview, N.C. General company information is available by calling Dave Henning, CFO, at (704) 628-7811.